Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos.33-62331 and 333-26587) of P. H. Glatfelter Company of our report dated June 25, 2008, relating to the financial statements of the Glatfelter 401(k) Savings Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/Beard Miller Company LLP

Beard Miller Company LLP
York, Pennsylvania
June 25, 2008